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                                                                      Exhibit 99

ANSOFT ACQUIRES MACNEAL SCHWENDLER'S ELECTRONIC BUSINESS UNIT

Pittsburgh, PA -- July 25, 1996 -- Ansoft Corporation (NASDAQ National Market Symbol ANST) announced today that it has successfully completed the acquisition of the Electronics Business Unit from The MacNeal Schwendler Corporation (MSC) for $5.6 million in cash.

Ansoft president Nick Csendes said, "We believe that this development reinforces Ansoft's position as the leader in electromagnetics based EDA. By consolidating our strengths we feel that we can deliver significant value to our customers and to our shareholders by focusing on product and industry expansion."

MSC's customers will benefit by gaining access to Ansoft's technology and electromagnetics expertise and leadership. Ansoft's customers will benefit through an even greater focus on product development and distribution, as well as an ability to choose the "best of breed" solutions. The transition of MSC's electrical and electronics customers to Ansoft is expected to be accomplished through seamless translators, unified product evolution, and pro-active training to assure maximum customer productivity and satisfaction.

MSC's Electronics Business Unit currently has 27 employees worldwide including 7 in Europe and 4 in Asia. Prior to this acquisition, Ansoft had 70 employees worldwide.

Ansoft Corporation develops, markets, and supports EDA software products that enable leading edge performance and miniaturization of electronic, communication, and electromechanical systems. Ansoft markets its products worldwide through its direct sales force and distributors, and provides comprehensive customer support and training. Ansoft customers are leading electronics, telecommunications, and automotive companies including GM, Motorola, Raytheon, TRW, Mitsubishi, Texas Instruments, Hitachi, Lucky-Goldstar, AT&T and Sun Microsystems.